UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                    HOME HEALTH CORPORATION OF AMERICA, INC.
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   436936 10 8
                                 (CUSIP Number)


                                 Joseph Falkson
                             132 Lakeside Drive West
                        Centerville, Massachusetts 02632
                            Telephone: (508) 775-7019
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:

                             Spencer D. Klein, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)


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



CUSIP No. 436936 10 8

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  Joseph Falkson
         ______________________________________________________________________

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

|X|      (a) __________________________________________________________________

|_|      (b) __________________________________________________________________

(3)      SEC Use Only _________________________________________________________
         ______________________________________________________________________

(4)      Citizenship or Place of Organization
         United States
         ______________________________________________________________________

Number of         (5)      Sole Voting Power          0
Shares
Beneficially      (6)      Shared Voting Power        579,901
Owned by
Each              (7)      Sole Dispositive Power     0
Reporting
Person            (8)      Shared Dispositive Power   579,901
With

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         579,901
         ______________________________________________________________________

(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
         ______________________________________________________________________

(11)     Percent of Class Represented by Amount in Row (9)
         5.87%
         ______________________________________________________________________

(12)     Type of Reporting Person (See Instructions) IN
         ______________________________________________________________________

CUSIP No. 436936 10 8

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  Susan Falkson
         ______________________________________________________________________

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

|X|      (a) __________________________________________________________________

|_|      (b) __________________________________________________________________

(3)      SEC Use Only _________________________________________________________
         ______________________________________________________________________

(4)      Citizenship or Place of Organization
         United States
         ______________________________________________________________________

Number of         (5)      Sole Voting Power          0
Shares
Beneficially      (6)      Shared Voting Power        579,901
Owned by
Each              (7)      Sole Dispositive Power     0
Reporting
Person            (8)      Shared Dispositive Power   579,901
With

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         579,901
         ______________________________________________________________________

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         ______________________________________________________________________

(11)     Percent of Class Represented by Amount in Row (9)
         5.87%
         ______________________________________________________________________

(12)     Type of Reporting Person (See Instructions) IN
         ______________________________________________________________________

CUSIP No. 436936 10 8

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  Michael Falkson
         ______________________________________________________________________

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

|X|      (a) __________________________________________________________________

|_|      (b) __________________________________________________________________

(3)      SEC Use Only _________________________________________________________
         ______________________________________________________________________

(4)      Citizenship or Place of Organization
         United States
         ______________________________________________________________________

Number of         (5)      Sole Voting Power          0
Shares
Beneficially      (6)      Shared Voting Power        579,901
Owned by
Each              (7)      Sole Dispositive Power     0
Reporting
Person            (8)      Shared Dispositive Power   579,901
With

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         579,901
         ______________________________________________________________________

(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
         ______________________________________________________________________

(11)     Percent of Class Represented by Amount in Row (9)
         5.87%
         ______________________________________________________________________

(12)     Type of Reporting Person (See Instructions) IN
         ______________________________________________________________________

CUSIP No. 436936 10 8

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
                  Peter Falkson
         ______________________________________________________________________

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

|X|      (a) __________________________________________________________________

|_|      (b) __________________________________________________________________

(3)      SEC Use Only _________________________________________________________
         ______________________________________________________________________

(4)      Citizenship or Place of Organization
         United States
         ______________________________________________________________________

Number of         (5)      Sole Voting Power          0
Shares
Beneficially      (6)      Shared Voting Power        579,901
Owned by
Each              (7)      Sole Dispositive Power     0
Reporting
Person            (8)      Shared Dispositive Power   579,901
With

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         579,901
         ______________________________________________________________________

(10)     Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
         ______________________________________________________________________

(11)     Percent of Class Represented by Amount in Row (9)
         5.87%
         ______________________________________________________________________

(12)     Type of Reporting Person (See Instructions) IN
         ______________________________________________________________________

Item 1.       Issuer
              (a)      Home Health Corporation of America, Inc.
              (b)      2200 Renaissance Boulevard
                       Suite 300
                       King of Prussia, Pennsylvania 19406-2755

Item 2.       Person Filing

              (a) Name of Person Filing: Joseph Falkson, Susan Falkson, Michael Falkson and Peter Falkson.
              (b)      Address of Principal Residence:
                       The principal residence of
                       Joseph Falkson and Susan Falkson is
                       132 Lakeside Drive West,
                       Centerville, Massachusetts 02632.
                       The principal residence of
                       Michael Falkson is
                       11 Bubbling Brook Road,
                       Walpole, Massachusetts 02081.
                       The principal residence of
                       Peter Falkson is
                       46 Newbury Street,
                       Newton Center, Massachusetts 02159.
              (c) Citizenship: The reporting persons are all individuals who are citizens of the United States.
              (d)      Title of Class of Securities:
                       Common Stock, no par value.
              (e)      CUSIP Number: 436936 10 8

Item 3.       This statement is filed pursuant to ss.240.13d-1(c).

Item 4.       Ownership
              (a)      Amount Beneficially Owned: 579,901
              (b)      Percent of Class: 5.87%
              (c)      Number of shares as to which each person has:
                       (i)      Sole Voting Power:        0
                       (ii)     Shared Voting Power:      579,901
                       (iii)    Sole Dispositive Power:   0
                       (iv)     Shared Dispositive Power: 579,901

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not Applicable.

Item 9.       Notice of Dissolution of Group

              Not Applicable.

Item 10.      Certifications

              (a)      Not Applicable.

              (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1999

                                  /s/ Joseph Falkson
                                  ---------------------------------
                                  Joseph Falkson

                                  /s/ Susan Falkson
                                  ---------------------------------
                                  Susan Falkson

                                  /s/ Michael Falkson
                                  ---------------------------------
                                  Michael Falkson

                                  /s/ Peter Falkson
                                  ---------------------------------
                                  Peter Falkson